Exhibit 5.1

December 20, 2013

Superconductor Technologies Inc.

460 Ward Drive

Santa Barbara, CA 93111

Re:	Superconductor Technologies Inc. 2013 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Superconductor Technologies Inc. (the “Registrant”), in connection with the registration on Form S-8 (the “Registration Statement”) being filed by the Registrant with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on this date, of up to 2,200,000 shares of the Registrant’s common stock, par value $0.001 (the “Shares”), that may be issued in the aggregate under the Superconductor Technologies Inc. 2013 Equity Incentive Plan (the “Plan”).

In rendering this opinion, we have examined and reviewed only such questions of law as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein. For the purpose of rendering the opinions set forth herein, we have been furnished with and examined only the following documents:

1.	Registrant’s Amended and Restated Certificate of Incorporation, as amended to date;

2.	Registrant’s Amended and Restated Bylaws, as amended to date;

3.	The Registration Statement;

4.	The Plan; and

5.	Pertinent records of the meetings of the directors and stockholders of the Company, and such other documents relating to the Company as we have deemed necessary for the purposes of this opinion.

With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Registrant certificates as to such factual matters as we consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, we have relied on such certificates.

December 20, 2013

Based upon the foregoing and such further review of fact and law as we have deemed necessary or appropriate under the circumstances, we are of the opinion that the Shares have been duly authorized and when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is issued to you solely for use in connection with the Registration Statement on Form S-8 and is not to be quoted or otherwise referred to in any financial statements of the Registrant or related document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the General Corporation Law of the State of Delaware. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 which is being filed on behalf of the Registrant in connection with the registration of the aforementioned Shares under the Securities Act of 1933, as amended. In giving such consent, we do not hereby admit that we are in the category of “persons” whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP